UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT NO. 333-105368
UNDER
THE SECURITIES ACT OF 1933
___________________

RAE Systems Inc.
(Exact Name of Registrant as Specified in Its Charter)
___________________

Delaware	77-0588488
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

3775 North First Street
San Jose, California  95134
(Address, Including Zip Code, of Principal Executive Offices)
___________________

RAE Systems Inc. 2002 Stock Option Plan and Individual Stock Option Agreements
(Full title of the Plan)
___________________

Robert I. Chen
Chief Executive Officer
RAE Systems Inc.
3775 North First Street
San Jose, California  95134
Telephone: (408) 952-8200
 (Name, Address and Telephone Number, Including Area Code, of Agent For Service)

Copy to:
Steve Camahort
Shearman & Sterling LLP
525 Market Street, Suite 1500
San Francisco, California  94105-2723
Telephone: (415) 616-1105

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐

DEREGISTRATION OF COMMON STOCK

The Registration Statement on Form S-8 (Registration No. 333-105368) (the “Registration Statement”) of RAE Systems Inc., a Delaware corporation (the “Company”), dated as of May 19, 2003, pertaining to the registration of 5,400,000 shares of common stock of the Company, par value $0.001 per share (the “Common Stock,” with shares of Common Stock referred to as the “Shares”), to which this Post-Effective Amendment No. 1 relates.

Ray Holding Corporation, a Delaware corporation (“Ray Holding”), Ray Merger Sub Corporation, a Delaware corporation and a wholly owned subsidiary of Ray Holding (“Merger Sub”), and the Company entered into an Agreement and Plan of Merger, dated as of January 18, 2011, as amended on April 3, 2011, May 17, 2011, May 20, 2011 and May 24, 2011 (the “Merger Agreement”), pursuant to which Merger Sub would merge with and into the Company and the Company would continue as the surviving corporation and a wholly-owned subsidiary of Ray Holding (the “Merger”).  The Merger was effected on June 16, 2011 (the “Effective Time”), at which time each share of Common Stock outstanding immediately prior to the Effective Time was converted into the right to receive $2.25 in cash, without interest and less any applicable withholding taxes (the “Merger Consideration”) (other than shares of Common Stock owned by (i) Ray Holding, Merger Sub or any other direct or indirect wholly owned subsidiary of Ray Holding, including shares contributed to Ray Holding by Robert I. Chen, President and Chief Executive Officer of the Company, Peter Hsi, Chief Technology Officer of the Company and certain trusts controlled by them, (ii) the Company or any direct or indirect wholly owned subsidiary of the Company or (iii) stockholders who have properly exercised and perfected appraisal rights under Delaware law).  In addition, at the Effective Time each then-outstanding option to purchase Common Stock (“Company Options”) became fully vested and was cancelled in exchange for a cash payment per share equal to the excess of the Merger Consideration over the exercise price of such Company Option.

As a result of the Merger, the Company has terminated the offering of Common Stock pursuant to the Registration Statement.  In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any Common Stock which remains unsold at the termination of the offering, the Company hereby removes from registration all Common Stock registered under the Registration Statement which remained unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, California, on June 24, 2011.

By:	/s/ Robert I. Chen
	Name:	Robert I. Chen
	Title:	Chief Executive Officer (Principal Executive Officer)